Exhibit 3.128

THE PARTNERSHIP INTERESTS ISSUED UNDER THIS DOCUMENT HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES

ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF

ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE

GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED.

AMENDMENT TO

AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

OF

HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd.

AMENDMENT executed as of the 31st day of May, 1996, by and among HEALTHSOUTH Corporation, a Delaware corporation, and the undersigned Limited Partners, for the purpose of amending the Agreement of Limited Partnership and the Certificate of Limited Partnership of HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd., an Alabama limited partnership (the “Partnership”), which Agreement of Limited Partnership was executed as of December 31, 1990, (the “Original Agreement”) and for the purpose of withdrawing the undersigned Withdrawing Limited Partners to the Partnership and admitting the undersigned Substituted Limited Partners to the Partnership in the manner and upon the terms set forth in the Original Agreement.

WITNESSETH

WHEREAS, the Partnership was formed upon the terms set forth in the Original Agreement;

WHEREAS, the Original Agreement provides for the withdrawal of Limited Partners to the Partnership and for the admission of Substituted Limited Partners to the Partnership; and

WHEREAS, the undersigned Withdrawing Limited Partners have transferred all of their Limited Partnership interests to the Substituted Limited Partners and have executed this Amendment to the Original Agreement and Certificate for the purpose of withdrawing from the Partnership and making certain other amendments thereto; and

WHEREAS, the undersigned Substituted Limited Partners desire admission to the Partnership and have executed this Amendment to the Original Agreement and Certificate for the purpose of gaining admission to the Partnership and making certain other amendments thereto.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants herein contained, the parties do hereby certify and agree as follows:

1. Name of Partnership. The name of the limited partnership is “HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd”

2. Filing of Certificate. The Certificate was filed in the office of the Judge of Probate of Jefferson County, Alabama on July 25, 1991. This document, as provided herein, shall amend such Certificate. When this Amendment shall have been filed for record as provided in the Act, the Certificate, as amended herein, shall for all purposes be and constitute the Certificate of Limited Partnership of HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd.

3. Withdrawal of Limited Partners. The undersigned Withdrawing Limited Partners have transferred all of their Limited Partnership Interests and capital accounts in the Partnership to the Partnership and acknowledge receipt of all the consideration given for such transfer. The undersigned Withdrawing Limited Partners hereby withdraw as Limited Partners of the Partnership.

4. Admission of Substituted Limited Partners. The undersigned Substituted Limited Partners are hereby admitted to the Partnership in accordance with the terms and conditions of the Original Agreement.

5. Adoption of Original Agreement. The undersigned Substituted Limited Partners hereby adopt, accept, ratify, confirm and agree to be bound by all the terms and provisions of the Original Agreement, as amended herein, and to perform all obligations therein imposed upon the Limited Partners therein with respect to the Units subscribed for by the undersigned.

6. Attorney-in Fact. Each undersigned Substituted Limited Partner hereby further, without limitation of the foregoing, appoints the General Partner, and any officer thereof, his or its agent and attorney-in-fact for the purposes and to the extent set forth in Article XV of the Original Agreement.

7. Amendments to Provisions of Original Agreement and Certificate. Appendix A to the Original Agreement and the Certificate is hereby specifically amended to provide that each of the undersigned Withdrawing Limited Partners has withdrawn as a Limited Partner and transferred his respective Limited Partnership Interests to the Partnership, and that the names, mailing addresses, Capital Contributions of, number of Units purchased by, and Social Security or taxpayer identification numbers of, the Limited Partners are as set forth herein. Each of the undersigned Withdrawing Limited Partners henceforth shall not be considered a Limited Partner of the Partnership, except as expressly provided in Section 3 hereof, and each of the undersigned Substituted Limited Partners henceforth shall be considered a Limited Partner of the Partnership.

8. Recertification. Except as hereby specifically amended, the Original Agreement shall remain and continue in full force and effect. The Original Agreement, as herein amended, shall for all purposes be and constitute the Agreement of Limited Partnership of HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd.

9. Counterparts. This Amendment may be executed in any number of counterparts, either by the parties hereto or their duly authorized attorneys-in-fact, with the same effect as if all parties hereto had signed the document. All counterparts shall be construed together and shall constitute one and the same document. Further, each undersigned Withdrawing Limited Partner and each undersigned Substituted Limited Partner hereby appoints the General Partner, and any officer thereof, his true and lawful attorney-in-fact, in his name, place and stead, to attach a signature page to this Amendment executed by the undersigned, and a revised Appendix A showing the withdrawal of the Withdrawing Limited Partners and the admission of the Substituted Limited Partners, to a composite Amendment counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first above written.

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SIGNATURE PAGE FOR AMENDMENT TO AGREEMENT AND CERTIFICATE

OF LIMITED PARTNERSHIP OF HEALTHSOUTH Rehabilitation Center

of New Hampshire, Ltd.

GENERAL PARTNER:

HEALTHSOUTH Corporation

By	/s/ C. Drew Demaray
C. Drew Demaray
Vice President

WITHDRAWING LIMITED PARTNER:

REHAB ASSOCIATES OF NEW ENGLAND, A NEW HAMPSHIRE LIMITED PARTNERSHIP by HEALTHSOUTH Corporation as attorney-in-fact

By	/s/ C. Drew Demaray
C. Drew Demaray
Vice President

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SIGNATURE PAGE FOR AMENDMENT TO AGREEMENT AND CERTIFICATE

OF LIMITED PARTNERSHIP OF HEALTHSOUTH Rehabilitation Center

of New Hampshire, Ltd.

SUBSTITUTED LIMITED PARTNERS

By	/s/ C. Drew Demaray (L.S.)

Social Security or Taxpayer Identification Number:
N/A

Address for Correspondence:

Two Perimeter Park South Suite 224W Birmingham, Alabama 35243

Number of Units to by Owned by Substituted Limited Partner:

One Circumscribed Formation Unit

Capital Contribution of Substituted Limited Partner:
$1.00

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THE PARTNERSHIP STS ISSUED UNDER THIS CERTIFICATE HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES

ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF

ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE

GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED.

CERTIFICATE OF LIMITED PARTNERSHIP

Of

HEALTHSOUTH Rehabilitation Center of

New Hampshire, Ltd.

THIS CERTIFICATE, executed as of the 25th day of July, 1991, by the undersigned persons:

W I T N E S S E T H:

The undersigned do hereby form a limited partnership pursuant to the Alabama Limited Partnership Act of 1983 (the “Act”), as follows:

I. The name of the partnership is “HEALTHSOUTH Rehabilitation Center of New Hampshire, Ltd” (the “Partnership”).

II. The business to be conducted by the Partnership shall be to lease, hold, manage and operate an inpatient rehabilitation facility in the Concord, New Hampshire area (the “Center”), and to carry on any and all activities necessary, proper, convenient or advisable in connection therewith.

III. The principal place of business of the Partnership shall be located at Two Perimeter Park South, Suite 224W, Birmingham, Alabama 35243, or at such other place as the General Partner, as defined below, may from time to time designate by written notice to the Limited Partners, as defined below. The Partnership’s agent for service of process in the State of Alabama is Haskell Slaughter Young & Johnston, Professional Association, whose street address is 800 AmSouth-Sonet Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203.

IV. The names and mailing addresses of the partners of the Partnership (such partners being hereinafter referred to individually as a “Partner” and collectively as the “Partners”) are as follows:

(a) HEALTHSOUTH Rehabilitation Corporation, a Delaware corporation, is the general partner (the “General Partner”), and its mailing address is Two Perimeter Park South, Suite 224W, Birmingham, Alabama 35243.

(b) The name, mailing address, capital contribution, number of units of limited partnership interest (“Units”) and taxpayer identification number of the initial limited partner (the “Initial Limited Partner”) are listed on Appendix A hereto.

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(c) The Partnership may admit additional limited partners to the Partnership (such limited partners, together with the Initial Limited Partner, being hereinafter referred to individually as a “Limited Partner” and collectively as the “Limited Partners”) is return for capital contributions (the “Capital Contributions”) as hereinafter set forth, and the names, mailing addresses, Capital Contributions, number of Units and taxpayer identification numbers or Social Security numbers of such Limited Partners shall be listed on Appendix A.

(d) Without the prior written consent of the General Partner, which may be withheld in its sole discretion, no person shall be eligible to be a Limited Partner, or a member, partner or shareholder of a Limited Partner which is not an individual, unless, at the time such Person purchases or otherwise acquires a Unit, such Person shall meet the requirements contained in Article VII(a) below, and shall have agreed to be bound by all the terms and conditions of the Partnership Agreement and such other terms and conditions as the General Partner may reasonably request. Without limiting the generality of the foregoing, the General Partner may require certain representations and warranties from a Limited Partner in order to comply with federal, state or local laws and regulations concerning the purchase and sale of securities, tax consequences and other matters applicable to the Partnership or the General Partner.

V. The Partners will contribute capital to the Partnership as follows:

(a) The General Partner shall contribute $100 cash to the capital of the Partnership and shall receive the General Partnership Interest, as defined below. The capital account of the General Partner shall initially be $100.

(b) The Initial Limited Partner shall contribute certain contract rights and other intangible rights as and for its contribution to the capital of the Partnership, and shall receive five Units representing an initial Limited Partnership Percentage of 5%.

(c) Each Limited Partner, other than the Initial Limited Partner, shall contribute to the capital of the Partnership such total amount of cash or property, tangible or intangible, as the General Partner, in its sole discretion, shall determine, for each Unit, or fraction thereof, purchased by him, to be delivered upon execution and delivery of the subscription agreement executed by each Limited Partner in connection with its Capital Contribution (such a subscription agreement being hereinafter referred to as a “Subscription Agreement”). In the discretion of the General Partner, tangible or intangible property other than cash may be accepted as a Capital Contribution. When property other than cash is received as a Capital Contribution, such property shall be valued by the General Partner, which valuation shall be binding on all parties. Each Limited Partner acknowledges that Limited Partners may contribute different types and amounts of Capital Contributions, and each Limited Partner hereby waives any and all right, claim or cause of action, both for himself and derivatively for the Partnership, based upon or arising out of any difference in amount, value or type of Capital Contribution made by a Limited Partner.

VI. Partners will not be subject to assessments for contributions to the capital of the Partnership in excess of the Capital Contributions set forth in Article V of this Certificate.

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VII. Subject to the rights of first refusal granted to the General Partner, the Partnership in the Partnership Agreement, a Limited Partner may sell, assign or otherwise transfer any or all of the partnership interest in the Partnership (the “Limited Partnership Interest”) owned by him; provided, however, that;

(a) such Limited Partner shall not sell, assign or otherwise transfer any Unit unless the sale, assignment or transfer is made to (i) an individual person who is a resident of the State of New Hampshire or a corporation, partnership, trust or similar entity which is qualified to do business in the State of New Hampshire;

(b) such Limited Partner and his purchaser, assignee or transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner; and

(c) such Limited Partner pays the Partnership a transfer fee which is sufficient to pay all reasonable expenses of the Partnership and the General Partner in connection with such transaction;

provided, further, that such purchaser, assignee, or transferee shall not become a Limited Partner within the meaning of the term “limited partner” under the Act unless the General Partner consents in writing to such person’s becoming a Limited Partner, which consent may be given or withheld in the sole discretion of the General Partner. Neither the Partnership nor the General Partner shall recognize or be bound by any sale, assignment or transfer of any Limited Partnership Interest unless the General Partner consents to such sale, assignment or transfer in writing. The General Partner will not consent to any sale, assignment or transfer of any Limited Partnership Interest or to the admission of any person as a Limited Partner if, in its opinion, such consent and admission would result in the Partnership’s being treated for Federal income tax purposes as an association taxable as a corporation, would result in a termination of the Partnership within the meaning of the Internal Revenue Code of 1986, as amended, or would constitute a violation of any applicable Federal or state law pertaining to securities regulation.

Notwithstanding the foregoing, each Limited Partner agrees that at least 60 days prior to any sale, assignment or transfer (by operation of law or otherwise) of any Unit by him, such Limited Partner will give written notice thereof to the General Partner, including the name of the proposed purchaser, assignee or transferee and all of the terms, conditions and other material details of such proposed sale, assignment or transfer. The General Partner shall have a right of first refusal for its own account for 30 days after receipt by the General Partner of such written notice in which to elect to consummate such sale, transfer or assignment itself pursuant to the same terms, conditions and material details set forth in such notice. If the General Partner does so purchase the Unit, it may resell such Unit, at any time, on whatever terms and conditions it deems appropriate, without regard to the rights of first refusal set forth herein. If the General Partner fails to consummate the transaction during such 30-day period, the Partnership shall then have 10 days in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details. If the Partnership does so purchase the Unit, it may resell such Unit, at any time, on whatever terms and conditions it deems appropriate, without regard to the

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rights of first refusal set forth herein. If the Partnership fails to consummate the transaction during such 10-day period, the General Partner shall give written notice of such failure within two days of the expiration of the above 40-day period to all the Limited Partners. The Limited Partners shall then have 20 days from the end of the 40-day period in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details in proportion to the pro rata Limited Partnership Interests of the Limited Partners participating in such purchase. If any Limited Partner does so purchase the Unit, such Limited Partner may resell such Unit only in accordance with the provisions of this Article VIII. If none of the General Partner, the Partnership or the other Limited Partners consummate the transaction during such 60-day period, the selling Limited Partner shall then have 30 days in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details and to such named purchaser. If the Limited Partner shall not consummate the sale, transfer or assignment during such 30-day period, such Unit shall again be subject to the rights of first refusal contained herein.

VIII. (a) The General Partner may resign at any time by delivering written notice to the Limited Partners. Upon resignation, the General Partner shall receive its original contribution to the capital of the Partnership plus any unpaid distributions allocated to its capital account. The resignation shall be effective not less than 120 days after notice thereof, at which time the Partnership will dissolve.

(b) If any Limited Partner or substantially all of the persons who are members, partners or shareholders of a Limited Partner which is not an individual shall be adjudicated a bankrupt or make a general assignment for the benefit of creditors or take the benefit of any insolvency act, or if a permanent receiver or trustee in bankruptcy be appointed for any such Limited Partner’s property, or if a temporary receiver shall be appointed for any Limited Partner and such appointment is not vacated or set aside within 60 days from the date of such appointment, or if any Limited Partner, or person who is a member, partner or shareholder of a Limited Partner which is not an individual, violates Article XII, XIII or XIV of this Certificate, or in the event of any involuntary transfer of a Limited Partner’s Limited Partnership Interest, or any attempted transfer or other devolution of the interest of any Limited Partner in the Partnership except as specifically provided herein, then such Limited Partner shall become a “defaulting Partner” (which term as used herein shall include any successor to or assignee of the defaulting Partner).

(c) The General Partner may cause the Partnership to purchase the Limited Partnership Interest of a defaulting Partner at the prices and upon the terms specified below at a closing which shall be held at the principal office of the Partnership within 120 days following the giving of written notice to the defaulting Partner of the election to purchase such Partner’s Limited Partnership Interest after receiving appropriate releases and satisfactions.

If the General Partner shall elect to cause the Partnership to purchase the Limited Partnership Interest of a defaulting Partner pursuant to the above provisions, the purchase price shall equal the value of said Limited Partnership Interest determined as follows:

(i) The Net Income per Unit of the defaulting Partner from the Partnership as shown upon Schedule K-1 “Partner’s Share of Income, Credit, Deduction, Etc.” applicable to the Partnership for the immediately preceding fiscal year of the Partnership (“Net Income”) multiplied by 1.5; provided however,

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if a defaulting Partner has been a Partner for a period of at least five years, such multiplier shall be 3; provided further, that any Limited Partner in default because of a violation of Article XII, XIII or XIV of this Certificate shall only receive an amount equal to the lower of the above purchase price or the net book value of his Limited Partnership Interest.

(ii) To the extent such obligations have not been previously taken into account, the purchase price shall be reduced by the amount of any obligation then due the Partnership by the defaulting Partner (all obligations of the defaulting Partner or involuntary defaulting Partner shall become immediately due and payable immediately preceding liquidation of the defaulting Partner’s interest), and the excess (if any) of such obligations over the value of such Partner’s interest shall be immediately due and payable to the Partnership by such Partner.

(iii) At the closing of the transfer of the Limited Partnership Interest, the Partnership shall pay in cash to the defaulting Partner 20% of the purchase price (net after reduction for any obligations owed by the Partner to the Partnership as above provided), and the balance of the purchase price shall be evidenced by the Partnership’s non-negotiable promissory note payable in eight approximately equal quarterly installments of principal, the first of which installments shall be due and payable three months after the closing, with the remainder being due and payable serially each three months thereafter. The unpaid balance shall bear interest at a rate equal to the lower of (x) the prime rate of Citibank, NA, New York, New York on the date of closing, or (y) 10% per annum, payable quarterly with each installment of principal. The note shall contain provisions for (i) the acceleration of the entire unpaid balance of principal and accrued interest at the option of the holder in the event of default in payment of any principal or interest when due, (ii) the payment of reasonable attorneys’ fees in the event of default, (iii) the prepayment of all or part of the unpaid principal (any prepayment being first applied to then accrued interest), and (iv) no prepayment during the taxable year in which the liquidation of the Limited Partnership Interest occurs.

(iv) All determinations and allocations required under this Article VIII shall be made by the Partnership’s accountants and any such determination or allocation so made shall be binding on all parties. For the purpose of the computations required in determining the defaulting Partner’s Limited Partnership Interest, the books of the Partnership and its affiliates shall be accepted as correct.

(v) No payment other than those specifically provided for herein shall be due or payable with respect to the interest of the defaulting Partner. Any debt due by the Partnership to the defaulting Partner shall be payable according to its terms.

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IX. Except for payments due from a Limited Partner to the Partnership, the Partners shall receive distributions from the Partnership as follows:

(a) Each Partner shall have a capital account to which such Partner’s Capital Contribution shall be credited. Each Partner’s share of the income or loss of the Partnership shall be credited or charged at least annually to such Partner’s capital account. All cash distributions to a Partner shall be charged to such Partner’s capital account. No interest shall be payable on the capital accounts of the Partners.

(b) Income and loss of the Partnership shall be determined in accordance with the rules for determining Federal taxable income and loss. With respect to each fiscal year the General Partner shall be allocated the percentage of all amounts of income, gain, loss or deduction for the year equal to the percentage interest of the General Partner in the Partnership (the “General Partnership Percentage”) and the Limited Partners shall be allocated the percentage of all amounts of income, gain, loss or deduction for the year equal to the aggregate Limited Partnership Percentage (where “Limited Partnership Percentage” in respect of any Limited Partner means the product, expressed as a percentage, obtained by multiplying 1.0% by the number of Units owned by such Limited Partner), subject to the modifications explained below. If property other than cash is distributed by the Partnership, the capital accounts of the Partners shall be adjusted to reflect how much gain or loss would have been allocated to the respective Partners if the property had been sold at the value or values assigned thereto for purposes of making the distribution. Allocations to each Limited Partner shall be based on the Limited Partnership Percentage of such Limited Partner.

(c) As used in this Certificate, “Available Cash Flow” is defined to mean all cash funds of the Partnership on hand at the end of each calendar quarter, less (a) provision for payment of all outstanding and unpaid current cash obligations at the end of such quarter (including those which are in dispute), and (b) provisions for reserves for reasonably anticipated cash expenses and contingencies (which may include debt service or indebtedness of the Partnership and any amounts payable to the General Partner or an affiliate of the General Partner), but without deduction for depreciation and other non-cash expenses; provided, however, that Sale Proceeds shall not be included in Available Cash flow. As used in this Certificate, “Sale Proceeds” is defined to mean all proceeds from any sale, exchange, foreclosure, abandonment, financing or refinancing of all, or substantially all, of the assets of the Partnership, or any portion of such proceeds, or proceeds from condemnation awards or casualty insurance claims, less applicable expenses and any debt paid or prepaid with the proceeds of, or in connection with, such transaction, which proceeds are not used to acquire Partnership assets or in the operation of the Center, exclusive of proceeds accruing in the normal course of business.

(d) The General Partner shall distribute an amount of the Available Cash Flow of the Partnership to the General Partner determined by multiplying the General Partnership Percentage by the amount of the Available Cash Flow and shall distribute the remaining Available Cash flow, equal to the aggregate Limited

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Partnership Percentage, to the Limited Partners at the time the distribution is made. To the extent any amount of a cash distribution would create or increase a deficit in the capital account of any Partner, such amount shall not be distributed to such Partner but shall be distributed to the other Partners in proportion to the amount of the distributions to such other Partners without regard to this proviso. Such distributions shall be made in quarterly installments within 45 days after the end of each calendar quarter or at such time or times as the General Partner shall deem practicable. The General Partner shall have the right to withhold any distribution of Available Cash Flow if it deems it to be in the best interest of the Partnership to do so.

(e) The General Partner shall distribute an amount of the sale Proceeds to the General Partner determined by multiplying the General Partnership Percentage by the amount of such proceeds, and the remaining proceeds, equal to the aggregate Limited Partnership Percentage, to the Limited Partners at the time of the distribution; provided, however, that to the extent that any amount of a cash distribution to any Partner would create or increase a deficit in the capital account of such Partner, such amount shall not be distributed to such Partner but shall be distributed to the other Partners in proportion to the amounts distributed to such other Partners without regard to this proviso. Such distribution shall be made as soon after the receipt by the Partnership of such proceeds as the General Partner deems practicable.

(f) Upon the determination to distribute funds in any manner expressly provided in this Article IX, made in good faith, the General Partner shall incur no liability on account of such distribution, even though such distribution may have resulted in the Partnership’s retaining insufficient funds for the operation of its business, which insufficiency resulted in loss to the Partnership or necessitated the borrowing of funds by the Partnership.

(g) If one or more Units are transferred during any fiscal year of the Partnership, the net income or net loss attributable to such Unit or Units for such fiscal year shall be divided and allocated between the transferor and the transferee based on the time each such party was, according to the books and records of the Partnership, the owner of record of the Unit or Units transferred during the year in which the transfer occurs. Distributions of Partnership assets in respect of Units shall be made only to persons who, according to the books and records of the Partnership, are the owners of such Units on a date selected by the General Partner. The General Partner and the Partnership shall incur no liability for making distributions in accordance with the provisions of the preceding sentence whether or not the General Partner or the Partnership has knowledge or notice of any transfer of ownership of any Unit or Units. For purposes of the foregoing, in the case of a transfer of a Unit, and also in the case of a sale of a Unit by the Partnership (except at the first time any person or persons other than the Organizational Limited Partner or the Initial Limited Partner are admitted to the Partnership as a Limited Partner or Limited Partners), a Limited Partner who becomes a Limited Partner or who acquires a Unit according to the books and

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records of the Partnership after the 15th day of a month will be treated as becoming a Limited Partner or acquiring such Unit on the first day of the following month, and a Limited Partner who becomes a Limited Partner or who acquires a Unit according to the books and records of the Partnership during the first 15 days of a month shall be treated as becoming a Limited Partner or acquiring such Units on the first day of the month. In the case of a sale of a Unit by the Partnership (except for the first time any person or persons other than the Organizational Limited Partner or the Initial Limited Partner are admitted to the Partnership as a Limited Partner or Limited Partners), the General Partner shall have the right to allocate net income, net loss and Available Cash Flow to the purchaser of such Unit as of the date such purchaser fully executes and delivers a Subscription Agreement.

X. The term of Partnership shall be from the date on which this Certificate is originally filed in the office of the Judge of Probate, Jefferson County, Alabama and shall continue until December 31, 2025, unless sooner terminated by law or as hereafter provided. The resignation of the General Partner shall cause a dissolution of the Partnership. The Partnership shall also be dissolved upon (a) the final judgment by a court having jurisdiction over the General Partner adjudicating the General Partner to be bankrupt, or (b) the expiration of the term of the Partnership. In no event shall the death of any Limited Partner result in dissolution of the Partnership.

XI. The liability of each Limited Partner shall be limited to his Capital Contribution. No Limited Partner shall have any other liability to contribute money to, or in respect of the liabilities or obligations of, the Partnership, nor shall any Limited Partner be personally liable for any obligation of the Partnership. No Limited Partner shall be obligated to make loans to the Partnership.

XII. Without the express prior written consent of the General Partner, no Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, shall, directly or indirectly, own, operate, be employed by, be a director of, act as a consultant for, or be a partner, shareholder or have a proprietary interest in, any enterprise, partnership, association, corporation, joint venture or other entity which is competitive with the inpatient rehabilitation business of the Partnership, or any general partner, subsidiary or affiliate thereof, in any part of the area lying within a 30-mile radius of Concord, New Hampshire, so long as such Person is a Limited Partner of the Partnership and for two years from the date such Limited Partner ceases to be a Partner of the Partnership; provided, however, that no Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, shall be prevented from being a member of the Board of Trustees, or holding any other position which does not compete with the outpatient rehabilitation business of the Partnership on the medical staff of any acute-care hospital. This provision shall not be construed to restrict any Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, from being able to personally perform outpatient care in his office or in any other location he may desire at any time, nor shall this provision restrict any Limited Partner or other Person from referring patients to any business which may compete with the Partnership. Further, it is expressly acknowledged and agreed that certain shareholders or affiliates of the Initial Limited Partner have an ownership interest in Neuro-Rehab Associates,

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Inc. d/b/a Northeast Rehab Hospital (“Northeast”), and the provisions of this Article XII shall not be construed to prohibit or restrict activities of members, partners, shareholders or affiliates of the Initial Limited Partner with respect to Northeast’s operations or activities, whether existing now or in the future. The provisions of this Article XII shall not apply to the General Partner if the General Partner shall be the owner of a Limited Partnership Interest.

XIII. Without the prior express written consent of the General Partner, no Limited Partner, or any person who is a member, partner or shareholder of a Limited Partner which is not an individual, during the term of the Partnership Agreement, and for a period of two years after such Person ceases to be a Limited Partner, will, directly or indirectly, hire, contract with or be in any way professionally associated with any employee or agent or former employee or agent of the General Partner or the Center or any of their affiliates. Each Limited Partner agrees that the hiring of any such person or any attempt to induce any such person to terminate his or her employment or agency with the General Partner, the Center or any of their affiliates shall be a breach of this restrictive covenant and shall entitle the aggrieved party to injunctive relief without necessity of bond, all in addition to any other rights to which such aggrieved party is entitled. The term “former employee or agent” shall mean any person who was as employee or agent of the General Partner or the Center or any of their Affiliates within a period of two years prior to such person becoming associated with such Limited Partner. The provisions of this Article XIII shall not apply to the General Partner if the General Partner shall be the owner of a Limited Partnership Interest.

XIV. (a) At no time-shall any Limited Partner, or any person who is a member, partner or shareholder of a Limited Partner which is not an individual, disclose to anyone any confidential or secret information concerning (i) the business, patients, affairs or operations, (ii) any trade secrets, new product developments, special or unique processes or methods, or (iii) any marketing, sales, advertising or other concepts or plans, of the General Partner, the Center or any of their subsidiaries or affiliates. Each Limited Partner hereby acknowledges that in the event that he or any of his partners, employees or agents engage in activities within the limitations of this Article XIV, money damages alone shall be an inadequate remedy, and such Limited Partner agrees that the aggrieved party shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of the Limited Partner’s obligation to such party hereunder. The provisions of this Article XIV shall not apply to the General Partner if the General Partner shall be the owner of a Limited Partnership Interest.

(b) Subject to the provisions of Article XIV(c) below, it is agreed by all parties hereto that the Initial Limited Partner (or its members, partners, shareholders or affiliates) shall not be deemed to be in violation of Article XN(a) above as a result of activities and actions of Northeast, inasmuch as those are beyond the control of the Initial Limited Partner and its members, partners, shareholders and affiliates.

(c) The Initial Limited Partner, on behalf of itself and its members, partners, shareholders and affiliates, hereby waives any and all rights to receive any information concerning the Partnership, the Center and the business, financial condition, operations and plans of either thereof, other than the right to receive a copy of certain tax returns and reports specified in the Agreement of Limited Partnership of the Partnership. This wavier is intended to encompass a waiver of all rights granted under the Agreement of Limited Partnership of the

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partnership, under the Act, and under any other applicable statutes, rules or regulations. The General Partner agrees to use its best efforts to ensure that the Initial Limited Partner does not receive any such information. In the event that, notwithstanding the foregoing waiver, the Initial Limited Partner shall request or demand, whether by action at law or in equity or otherwise, any information other than the aforesaid tax returns and report, the provisions of Article XIV(a) above shall apply to any of the requested or demanded information that is given to the Initial Limited Partner, without regard to Articles XIV(b) and XIV(c).

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IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first above written.

GENERAL PARTNER:

HEALTHSOUTH Rehabilitation Corporation

By:	/s/ Richard M. Scrushy
Richard M. Scrushy,
Chairman of the Board, President and Chief Executive Officer

LIMITED PARTNERS:

By	Healthsouth Rehabilitation Corporation, as the attorney-in-fact for each and every limited partner

By:	/s/ Richard M. Scrushy
Richard M. Scrushy,
Chairman of the Board, President and Chief Executive Officer

This instrument was prepared by William W. Horton, Esq., Haskell Slaughter Young & Johnston, Professional Association, 800 AmSouth-Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, (205) 251-1000.

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APPENDIX A

to the

Certificate of Limited Partnership of

HEALTHSOUTH Rehabilitation Center of

New Hampshire, Ltd.

July 25, 1991

GENERAL PARTNER

Name	Mailing Address	General Partnership Interest
HEALTHSOUTH Rehabilitation Corporation	Two Perimeter Park South, Birmingham, Alabama 35243	95%

INITIAL LIMITED PARTNER

Name	Mailing Address	Capital Contribution	Number of Units	Social Security or Taxpayer Identification Number
Rehab Associates of New England	220 Sutton Street North Andover, MA 01845	Contract Rights	5	04-2816823

A-1

HEALTHSOUTH Rehabilitation Center

of New Hampshire, Ltd.

AGREEMENT

OF

LIMITED PARTNERSHIP

Dated as of December 31, 1990

TABLE OF CONTENTS

HEALTHSOUTH Rehabilitation Center

of New Hampshire, Ltd.

AGREEMENT OF LIMITED PARTNERSHIP

i

THE PARTNERSHIP INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES

ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF

ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE

GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED:

AGREEMENT OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Rehabilitation Center

of New Hampshire, Ltd.

AGREEMENT OF LIMITED PARTNERSHIP, made and entered into as of the 31st day of December, 1990, by and between HEALTHSOUTH Rehabilitation Corporation, a Delaware corporation (the “General Partner”), and Rehab Associates of New England, a New Hampshire limited partnership, as the initial limited partner (the “Initial Limited Partner”), and those other parties who from time to time may become limited partners pursuant to the provisions of this Agreement by execution and delivery of this Agreement or counterparts hereof (hereinafter referred to collectively as the “Limited Partners” and referred to individually as a “Limited Partner”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to establish the Partnership and to set forth the parties’ respective interests in and all rights, duties and obligations in and to the Partnership, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and promises hereinafter set forth, the parties to this Agreement of Limited Partnership do hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

Accountants means any firm of certified public accountants that may be engaged by the General Partner on behalf of the Partnership for any task.

Act means the Alabama Limited Partnership Act of 1983, as amended from time to time.

Affiliate means (a) any Person directly or indirectly controlling, controlled by or under common control with, another Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of such other Person, (c) any officer, director or partner of such Person, or (d) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

Agreement means this Agreement of Limited Partnership, as amended, restated, modified or supplemented from time to time.

Available Cash Flow means all cash funds of the Partnership on hand at the end of each calendar quarter, less (a) provision for payment of all outstanding and unpaid current cash obligations of the Partnership at the end of such quarter (including those which are in dispute), and (b) provisions for reserves for reasonably anticipated cash expenses and contingencies (which may include debt service on indebtedness of the Partnership and any amounts payable to the General Partner or an Affiliate of the General Partner), but without deduction for depreciation and other non-cash expenses; provided, however, that Sale Proceeds shall not be included in Available Cash Flow.

Capital Contribution in respect of any Partner or transferee of such Partner means the amount of all cash and other property, tangible or intangible, contributed by such Partner to the capital of the Partnership.

Center means the inpatient rehabilitation facility to be operated by the Partnership, together with all satellite locations thereof, which will do business as HEALTHSOUTH Rehabilitation Center, or any other name chosen by the General Partner, including all fixtures and equipment to be utilized in the operation of the Center and a fee interest in all books, records, keys, supplies and other assets necessary for its operation.

Certificate means the Certificate of Limited Partnership of the Partnership filed pursuant to the Act, as amended from time to time.

Code means the Internal Revenue Code of 1986, as amended from time to time.

General Partner means the party designated as the “General Partner” in the first paragraph of this Agreement, including any successor general partner or general partners substituted pursuant to the provisions of this Agreement.

General partnership Interest means the entire interest of the General Partner in the Partnership, including the General Partner’s economic interest in capital, profits, losses and distributions of the Partnership, the General Partner’s right to participate in the management of the Partnership and all other rights and obligations accorded under this Agreement or under the Act.

General Partnership Percentage means the remainder, expressed as a percentage, determined by subtracting the aggregate Limited Partnership Percentage from 100%.

Gross Revenues means all amounts assessed as fees or other charges arising out of the operation of the Center, but excluding proceeds of casualty claims on insurance policies, awards arising from a taking by eminent domain or transfers in lieu thereof, and other similar items of a capital nature.

Initial Limited Partner means the party designated as the “Initial Limited Partner” in the first paragraph of this Agreement.

Limited Partners means the Persons who are, from time to time, admitted to the Partnership as Limited Partners, and whose names, mailing addresses, Social Security or taxpayer identification numbers, Capital Contributions and the number of Units owned by each, appear in Appendix A to this Agreement, as amended from time to time, including, unless the context otherwise specifically states, the Initial Limited Partner. Such Persons shall become Limited Partners when the Certificate or a duly executed amendment to the Certificate showing that such Persons have become Limited Partners is filed for record as required by the provisions of the Act.

Limited Partnership Interest means the entire interest of a Limited Partner in the Partnership expressed in Units, including the Limited Partner’s economic interest in capital, profits, losses and distributions of the Partnership and all items of Partnership income, deduction and credit determined pursuant to the Code and the Limited Partners rights accorded under this Agreement or under the Act.

Limited Partnership Percentage in respect of any Limited Partner means the product, expressed as a percentage, obtained by multiplying 1.0% by the number of Units owned by such Limited Partner.

Metropolitan Area of Concord, New Hampshire shall mean all that area lying within a 30-mile radius of Concord, New Hampshire.

Operations Agreement means the Operations Agreement to be entered into between the Partnership and HEALTHSOUTH Rehabilitation Corporation.

Partners means, collectively, the General Partner and the Limited Partners.

Partnership means the limited partnership formed pursuant to this Agreement by the filing of the Certificate pursuant to the Act.

Partnership Return means the United States Partnership Information Return of Income of the Partnership.

Person means a person as that term is defined in Section 7701(a)(1) of the Code, namely an individual, trust, estate, partnership, association, company or corporation.

Sale proceeds means all proceeds from any sale, exchange, foreclosure, abandonment, financing or refinancing of all, or substantially all, of the assets of the Partnership, or any portion of such proceeds, or proceeds from condemnation awards or casualty insurance claims, less applicable expenses and any debt paid or prepaid with the proceeds of, or in connection with, such transaction, which proceeds are not used to acquire Partnership assets or in the operation of the Center, exclusive of proceeds accruing in the normal course of business.

Section means the designated section of this Agreement if no reference is specified; otherwise the designated section of the specified agreement, statute or regulation or the comparable provision of any successor agreement, statute or regulation.

Subscription Agreement means the agreement between the Partnership and each Limited Partner pursuant to which the Limited Partner agrees to subscribe for one or more Units and the Partnership accepts the subscription.

Unit means an interest in the capital of the Partnership contributed by the Limited Partners. The authorized number of Units of the Partnership is 20 and each Unit represents a 1.0% interest in the Partnership. The Partnership may issue fractional Units in the sole discretion of the General Partner.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The parties hereto hereby form a limited partnership under and pursuant to the Act. As required by Sections 10-9A-20, 10-9A-21, 10-9A-23 and 10-9A-25 of the Act, the General Partner shall promptly cause the Certificate, and any amendments thereto, to be filed for record in the office of the Judge of Probate, Jefferson County, Alabama, and as otherwise required by law.

Section 2.2 Qualification. Promptly after the filing of the Certificate pursuant to the Act as set forth in Section 2.1, the General Partner shall take such action as shall be required by law to qualify the Partnership to transact business as a foreign limited partnership in such other places as shall be necessary to protect the status of the Partnership as a limited partnership, and as otherwise required by law.

Section 2.3 Name. The name of the Partnership is “HEALTHSOUTH Rehabilitation Center of New Hampshire”. The business of the Partnership may be conducted under any name chosen by the General Partner, and the General Partner may, in its sole discretion from time to time, change the name of the Partnership.

Section 2.4 Agent for Service of Process. The Partnership’s agent for service of process in the State of Alabama is Steiner Byars Haskell Slaughter Young & Johnston, Professional Association, whose street address is 800 AmSouth-Sonat Tower, Birmingham, Alabama 35203.

Section 2.5 Principal Place of Business. The principal place of business of the Partnership shall be located at Two Perimeter Park South, Suite 224W, Birmingham, Alabama 35243, or at such other places as the General Partner may from time to time designate by written notice to the Limited Partners. The General Partner may establish such other places of business of the Partnership in addition to the Partnership’s principal place of business when and where required by the Partnership’s business and shall give prompt written notice thereof to the Limited Partners.

ARTICLE III

BUSINESS

Section 3.1 Business. The business to be conducted by the Partnership shall be to manage and operate the Center, and to carry on any and all activities necessary, proper, convenient or advisable in connection therewith.

ARTICLE IV

TERM

Section 4.1 Term. The term of Partnership shall be from the date on which the Certificate is originally filed in the office of the Judge of Probate, Jefferson County, Alabama and shall continue until December 31, 2025, unless sooner terminated by law or as hereafter provided in this Agreement.

ARTICLE V

NAMES AND ADDRESSES OF PARTNERS

Section 5.1 General Partner. HEALTHSOUTH Rehabilitation Corporation, a Delaware corporation, is the General Partner, and its principal place of business is Two Perimeter Park South, Suite 224W, Birmingham, Alabama 35243.

Section 5.2 Initial Limited Partner. Rehab Associates of New England, a New Hampshire limited partnership, is the Initial Limited Partner, and its mailing address is 220 Sutton Street, North Andover, Massachusetts 01845.

Section 5.3 Limited Partners. The name, mailing address, the Capital Contribution of, the number of Units held by, and the Social Security or taxpayer identification number of, each Limited Partner of the Partnership is set forth in Appendix A attached to this Agreement, as amended from time to time, which is incorporated herein by reference and made a part hereof as though set out in full herein. Such information shall always be kept available to any Partner at the principal place of business of the Partnership.

ARTICLE VI

CAPITAL CONTRIBUTION AND

ADDITIONAL WORKING CAPITAL

Section 6.1 Capital Contribution of the General Partner. The General Partner shall contribute a total of $100 to the capital of the Partnership, upon the formation of the Partnership or the execution of this Agreement. In exchange for such Capital Contribution, the General Partner shall receive the General Partnership Interest and General Partnership Percentage.

Section 6.2 Capital Contribution of the Initial Limited Partner. The Initial Limited Partner has contributed certain contract rights and other intangible rights to the Partnership as and for its Capital Contribution. In exchange for such Capital Contribution, the Initial Limited Partner shall receive five Units representing an initial Limited Partnership Percentage of 5%. The parties agree that the capital account of the Initial Limited Partner shall be $100.

Section 6.3 Capital Contributions of the Limited Partners. Each Limited Partner, other than the Initial Limited Partner, shall contribute to the capital of the Partnership such total amount of cash or property, tangible or intangible, for each Unit, or fraction thereof, as the General Partner, in its sole discretion, shall determine, to be delivered upon execution and delivery of an amendment to this Agreement or a Subscription Agreement. When property other than cash is delivered as a Capital Contribution, such property shall be valued by the General Partner, which valuation shall be conclusive as to all parties to this Agreement.

Section 6.4 Withdrawal of Capital Contributions. No Limited Partner shall have the right to withdraw or reduce his Capital Contribution without the consent of the General Partner. No Limited Partner shall have the right to demand or receive property other than cash in return for his Capital Contribution, and no Limited Partner shall have priority over any other Limited Partner, either as to the return of Capital Contributions or as to profits, losses or distributions. The General Partner will not withdraw its Capital Contribution prior to the dissolution and liquidation of the Partnership or the time the Limited Partners have withdrawn their Capital Contributions, whichever first occurs.

Section 6.5 Assessments. Limited Partners will not be subject to assessments for contributions to the capital of the Partnership in excess of the Capital Contribution required by Sections 6.2 and 6.3 of this Agreement.

Section 6.6 No Interest on Capital. No interest shall be required to be paid on contributions to the capital of the Partnership.

Section 6.7 No Voluntary Capital Contributions. No Limited Partner shall have the right to make voluntary contributions to the capital of the Partnership.

Section 6.8 Additional Working Capital. The General Partner agrees either to provide or attempt to arrange for working capital loans to the Partnership as the effective operation of the Partnership, as contemplated by Article III hereof may require. Any such loans may be evidenced by promissory notes containing terms, interest rates, maturities, and security as the General Partner, in its sole discretion, shall determine; provided that if the General Partner provides such loans, the terms of such loans shall be substantially similar to those terms which might be arranged with a non-Affiliate lender. The General Partner may pledge or grant security interests in any and all of the Partnership’s assets as security for any indebtedness of the Partnership.

ARTICLE VII

EXPENSES OF THE PARTNERSHIP

Section 7.1 Compensation to General Partner as General Partner. Is consideration of the General Partner’s provision of management, administration, purchasing and other services and support, financial and otherwise, to the Partnership, the General Partner will be paid a management fee of 5% of the Gross Revenues, paid on a monthly basis. The General Partner shall receive no other direct compensation or fees for acting as the general partner of the Partnership.

Section 7.2 Reimbursement of Expenses Incurred by the General Partner. The General Partner may charge the Partnership for all direct costs and expenses incurred by it in connection with the Partnership’s business, including legal and accounting expenses.

Section 7.3 Organizational and Offering Expenses. All expenses incurred in connection with the formation of the Partnership and obtaining the Partnership’s capital shall be paid by the Partnership.

Section 7.4 Fees and Rentals Receivable by the General Partner or an Affiliate of the General Partner. The General Partner or Affiliates of the General Partner will receive from the Partnership, on the terms and conditions hereinafter set forth, certain rentals, fees and revenues, which shall be in addition to the interest of the General Partner in the taxable income and loss, Available Cash Flow and Sale Proceeds of the Partnership. The Initial Limited Partner and each Limited Partner, upon the execution of this Agreement, hereby approves, consents to, and ratifies all the arrangements pursuant to which the fees, rentals, and revenues described hereinafter are to be paid. The General Partner and/or its subsidiaries and Affiliates are engaged in the business of selling and renting durable medical and other rehabilitation equipment and supplies. It is contemplated that to the extent the General Partner and/or such Affiliates of the General Partner can provide to the Partnership equipment and supplies as may be needed to equip and operate the Center, such equipment and supplies will be purchased and/or leased from the General Partner and/or such Affiliates of the General Partner. All such equipment and supplies purchased or rented by the Partnership from the General Partner or an Affiliate of the General Partner shall be sold to and purchased or rented by the Partnership at competitive local rates.

ARTICLE VIII

ALLOCATION OF INCOME AND LOSS;

CASH DISTRIBUTIONS

Section 8.1 Capital Accounts. Each Partner shall have a capital account to which such Partner’s Capital Contribution shall be credited. Each Partner’s share of the income or loss of the Partnership shall be credited or charged at least annually to such Partner’s capital account. All cash distributions to a Partner shall be charged to such Partner’s capital account. No interest shall be payable on the capital accounts of the Partners.

Section 8.2 Allocation of Net Income or Net Loss. Income and loss of the Partnership shall be determined in accordance with the rules for determining Federal taxable income and loss. With respect to each fiscal year the General Partner shall be allocated the percentage of all amounts of income, gain, loss or deduction for the year equal to the General Partnership Percentage and the Limited Partners shall be allocated the percentage of all amounts of income, gain, loss or deduction for the year equal to the aggregate Limited Partnership Percentage, subject to the provisions of Section 8.6. If property other than cash is distributed by the Partnership, the capital accounts of the Partners shall be adjusted to reflect how much gain or loss would have been allocated to the respective Partners if the property had been sold at the value or values assigned thereto for purposes of making the distribution. Allocations to each Limited Partner shall be based on the number of Units owned by such Limited Partner.

Section 8.3 Distribution of Available Cash Flow. The General Partner shall distribute an amount of the Available Cash Flow of the Partnership to the General Partner determined by multiplying the General Partnership Percentage by the amount of the Available Cash Flow, and shall distribute the remaining Available Cash Flow, equal to the aggregate Limited Partnership Percentage, to the Limited Partners at the time the distribution is made; provided, however, to the extent any amount of a cash distribution would create or increase a deficit in the capital account of any Partner, such amount shall not be distributed to such Partner but shall be distributed to the other Partners in proportion to the amount of the distributions to such other Partners without regard to this proviso. Such distributions shall be made in quarterly installments within 45 days after the end of each calendar quarter or at such time or times as the General Partner shall deem practicable. The General Partner shall have the right to withhold any distribution of Available Cash Flow if it deems it to be in the best interest of the Partnership to do so.

Section 8.4 Distribution of Sale Proceeds. The General Partner shall distribute an amount of the Sale Proceeds to the General Partner determined by multiplying the General Partnership Percentage by the amount of the Sale Proceeds, and the remaining Sale Proceeds, equal to the aggregate Limited Partnership Percentage, to the Limited Partners at the time of the distribution; provided, however, that to the extent that any amount of a cash distribution to any Partner would create or increase a deficit in the capital account of such Partner, such amount shall not be distributed to such Partner but shall be distributed to the other Partners in proportion to the amounts distributed to such other Partners without regard to this proviso. Such distribution shall be made as soon after the receipt by the Partnership of such Sale Proceeds as the General Partner deems practicable.

Section 8.5 Consequences of Distributions. Upon the determination to distribute funds in any manner expressly provided is this Article VIII, made in good faith, the General Partner shall incur no liability on account of such distribution, even though such distribution may have resulted in the Partnership retaining insufficient funds for the operation of its business, which insufficiency resulted in loss to the Partnership or necessitated the borrowing of funds by the Partnership.

Section 8.6 Allocation of Net Income, Net Loss and Distributions in Respect of Units Transferred or Sold by the Partnership. If one or more Units are transferred during any fiscal year of the Partnership, the net income or net loss attributable to such Unit or Units for such fiscal year shall be divided and allocated between the transferor and the transferee based on the time each such party was, according to the books and records of the Partnership, the owner of record of the Unit or Units transferred during the year in which the transfer occurs. Distributions of Partnership assets in respect of Units shall be made only to persons who, according to the books and records of the Partnership, are the owners of such Units on a date selected by the General Partner. The General Partner and the Partnership shall incur no liability for making distributions in accordance with the provisions of the preceding sentence whether or not the General Partner or the Partnership has knowledge or notice of any transfer of ownership of any Unit or Units. For purposes of the foregoing, in the case of a transfer of a Unit, and also in the case of a sale of a Unit by the Partnership (except for the first time any Person or Persons other than the Organizational Limited Partner or the Initial Limited Partner is admitted to the Partnership as a Limited Partner or Limited Partners), a Limited Partner who becomes a Limited Partner or who acquires a Unit according to the books and records of the Partnership after the 15th day of a month will be treated as becoming a Limited Partner or acquiring such Unit on the first day of the following month, and a Limited Partner who becomes a Limited Partner or who acquires a Unit according to the books and records of the Partnership during the first 15 days of a month shall be treated as becoming a Limited Partner or acquiring such Units on the first day of the month. In the case of a sale of a Unit by the Partnership (except for the first time any Person or Persons other than the Organizational Limited Partner or the Initial Limited Partner is admitted to the Partnership as a Limited Partner or Limited Partners), the General Partner shall have the right to allocate net income, net loss and Available Cash Flow to the purchaser of such Unit as of the date such purchaser fully executes and delivers a Subscription Agreement.

ARTICLE IX

RIGHTS, POWERS AND OBLIGATIONS

OF THE GENERAL PARTNER

Section 9.1 Powers. The management and control of the Partnership and its business and affairs shall rest exclusively with the General Partner, which shall have all the rights and powers which may be possessed by a general partner pursuant to the Act, and such additional rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of its duties under this Agreement. The General Partner shall be the “tax matters partner” within the meaning of the Code. Without limiting the generality of the foregoing, the General Partner may, at the cost, expense and risk of the Partnership:

(a) spend the capital and net income of the Partnership in the exercise of any rights or powers possessed by the General Partner hereunder;

(b) lease, sublease, hold, manage, own and operate the Center, and enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve;

(c) purchase, hold, manage and lease the Partnership’s property, and enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve;

(d) purchase from or through others contracts of liability, casualty and other insurance which the General Partner deems advisable for the protection of the Partnership or for any purpose convenient or beneficial to the Partnership;

(e) incur indebtedness in the ordinary course of business;

(f) pledge, grant security interests in, hypothecate or otherwise en-camber, under such terms and conditions as the General Partner deems to be in the best interest of the Partnership, any of the assets of the Partnership as security for indebtedness or other obligations of the Partnership; provided that no Limited Partner (except the General Partner in its capacity as the General Partner) shall receive or hold as collateral security any partnership property for any debt owed to such Limited Partner by the Partnership or the General Partner;

(g) subject to the provisions of Section 9.4(vii) of this Agreement, sell or otherwise dispose of, under such terms and conditions as the General Partner deems advisable for the Partnership, or for any purpose convenient or beneficial to the Partnership, any of the assets of the Partnership;

(h) invest in short-term debt obligations (including without limitation, obligations of Federal and state governments and their agencies, commercial paper and certificates of deposit of commercial banks, savings banks or savings and loan associations) and “money market” mutual funds, such funds as are temporarily not required for the purposes of the Partnership’s operations;

(i) delegate all and any of its duties hereunder and, in furtherance of any delegation, appoint, employ, or contract with any person (including Affiliates of the General Partner) for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partner, act as consultants, accountants, attorneys, brokers, escrow agents, leasing agents, or in any other capacity deemed by the General Partner necessary or desirable, and pay appropriate fees to any of such persons.

Section 9.2 Independent Activities. The General Partner may engage in whatever activities it chooses, whether or not the same be competitive with the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto, and, as a material part of the consideration for the General Partner’s execution hereof and for the consent of the General Partner to the admission of each Limited Partner, each Limited Partner hereby waives, relinquishes and renounces any such right or claim of participation. The Partnership shall be considered to be an entity and business wholly separate, for all purposes, from the business and affairs of the General Partner, it being understood that the only obligations undertaken by the General Partner are those expressly provided in this Agreement and those which are inherent to the role of a general partner.

Section 9.3 Duties. The General Partner shall manage and control the Partnership, its business and affairs, to the best of its ability and shall use its best efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent that it, in its discretion, deems necessary for the efficient carrying on thereof. The General Partner shall act as a fiduciary with respect to the safekeeping and use of the funds and assets of the Partnership.

Section 9.4 Certain Limitations. Notwithstanding anything to the contrary contained elsewhere herein, without obtaining the consent of Limited Partners holding 50% of the aggregate Limited Partnership Percentage, or such greater Limited Partnership Percentage as is required under the Act, the General Partner shall not:

(i) act in contravention of this Agreement;

(ii) except as provided in Article XII and Article XIII of this Agreement, do any act which would make it impossible to carry on the ordinary business of the Partnership;

(iii) confess a judgment against the Partnership;

(iv) possess Partnership property, or assign any rights in specific Partnership property, including any assignment for the benefit of Partnership creditors, for other than a Partnership purpose;

(v) admit at a person as a Limited Partner other than as provided in this Agreement;

(vi) amend this Agreement;

(vii) sell or transfer all or substantially all of the assets of the Partnership, except as provided in Section 9.1(f) of this Agreement; or

(viii) incur any Partnership indebtedness other than (A) indebtedness incurred in the ordinary course of business of the Partnership, and (B) indebtedness incurred or assumed in connection with the operation of the Center, including the leasing or purchasing of the property and equipment necessary to operate the Center.

Section 9.5 Net Worth of the General Partner. The General Partner shall have and maintain at all times during which it is the general partner of the Partnership a net worth which is sufficient to conduct the business of the Partnership in a prudent manner and to comply with any requirements of the Code or the regulations thereunder or interpretations of the Internal Revenue Service thereof necessary to avoid the taxation of the Partnership as an association taxable as a corporation.

Section 9.6 Indemnification. Neither the General Partner nor any of its Affiliates, officers, directors, employees or agents shall be liable to the Partnership or any Limited Partners for any action or inaction of the General Partner in connection with the business or affairs of the Partnership, so long as the person against whom liability is asserted acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership, but only if such course of conduct does not constitute gross negligence or willful misconduct. The General Partner and its Affiliates, officers, directors, employees and agents shall be indemnified and held harmless by the Partnership for any claim, liability, damage, loss, or other expense (including, without limitation, investigating and defending any claims and lawsuits and settlement thereof, and legal and accounting costs in connection therewith) incurred by them solely by virtue of the performance by any of them of the duties of the General Partner acting as general partner in connection with the Partnership’s business, so long as such indemnified person acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership, but only if such course of conduct does not constitute gross negligence or willful misconduct; provided that such indemnification or agreement to hold harmless shall be recoverable only out of assets of the Partnership and not from the Limited Partners.

Section 9.7 General Partner as Limited Partner. The General Partner may be a Limited Partner to the extent that it (a) contributes capital under Section 6.3, or (b) purchases or otherwise acquires or becomes the transferee of all or any part of a Limited Partnership Interest. The General Partner’s Capital Contributions pursuant to Section 6.1 shall be made solely in its capacity as general partner and shall not entitle the General Partner to any rights as a Limited Partner.

Section 9.8 Succession as General Partner. The General Partner may at any time assign its General Partnership Interest to any subsidiary or other Affiliate of the General Partner without the consent of the Limited Partners. Any corporation into which the General Partner may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the General Partner shall be a party, shall be the successor of the General Partner hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In any such event, the General Partner shall amend the Certificate within 30 days thereafter.

Section 9.9 Center Medical Advisory Committee. The Partnership may have a Medical Advisory Committee, which shall consist of members selected by the General Partner. The Committee shall make recommendations to the General Partner with respect to matters pertaining to clinical and medical policies and procedures at the Center. The decision of the General Partner with respect to any matter considered by the Committee, however, shall be final and binding upon all Partners and the Partnership.

ARTICLE X

STATUS OF LIMITED PARTNERS

Section 10.1 No Participation in Management. No Limited Partner shall take part in the management of the business of the Partnership, transact any business for the Partnership, have the power to sign for or to bind the Partnership to any agreement or document, or otherwise act as an agent for the Partnership for any purpose. Such powers to manage and transact Partnership business, to bind or otherwise act as the agent of the Partnership are vested solely and exclusively in the General Partner.

Section 10.2 Limited Liability. No Limited Partner shall have any personal liability whatsoever, whether to the Partnership, to the Partners or to the creditors of the

Partnership, for the debts of the Partnership or any of its losses beyond the amount committed by him to the capital of the Partnership, as set forth in Sections 6.2 and 6.3, and his share of undistributed profits. Each Unit shall be fully paid and nonassessable, and no Limited Partner shall have any personal liability whatsoever to another Limited Partner on account of his Capital Contribution or to the General Partner for any deficit in such Limited Partner’s capital account.

Section 10.3 Eligibility of Limited Partners. Without the prior written consent of the General Partner, which may be withheld in its sole discretion, no Person shall be eligible to be a Limited Partner, or a member, partner or shareholder of a Limited Partner which is not an individual, unless, at the time such Person purchases or otherwise acquires a Unit, such Person shall meet the requirements contained in Section 11.1(a) below, and shall have agreed to be bound by all the terms and conditions of this Agreement and such other terms and conditions as the General Partner may reasonably request. Without limiting the generality of the foregoing, the General Partner may require certain representations and warranties from a Limited Partner in order to comply with federal, state or local laws and regulations concerning the purchase and sale of securities, tax consequences and other matters applicable to the Partnership or the General Partner.

Section 10.4 Investment Intent. Each Limited Partner represents and warrants to the Partnership and to the General Partner that he has acquired his Units and interest in the Partnership for investment solely for his own account with the intention of holding such Units and interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Units or interest, and without the financial participation of any other person in acquiring his Units or interest in the Partnership.

Section 10.5 Unregistered Limited Partnership Interests. Each Limited Partner acknowledges that he is aware that his Units and interest in the Partnership have not been registered under the United States Securities Act of 1933, or under any state securities laws. Each Limited Partner further acknowledges that his representations and warranties contained in this Agreement are being relied upon by the Partnership and by the General Partner as the basis for the exemption of the Limited Partners’ Units and interests in the Partnership from the registration requirements of applicable securities laws. Each Limited Partner further acknowledges that the Partnership will not recognize, and has no obligation to recognize, any sale, transfer or assignment of all or any part of his Units or interest in the Partnership to any person unless and until the provisions of Section 11 hereof have been fully satisfied.

Section 10.6 Nature of Investment. Each Limited Partner acknowledges that prior to his execution of this Agreement, he received a copy of this Agreement and such other documents relating to the Partnership, the General Partner and the proposed activities of the Partnership as he deems relevant to his investment in the Partnership and that he has examined such documents or caused such documents to be examined by his attorney and financial advisers. Each Limited Partner acknowledges that he understands that the purchase of his interest in the Partnership is a speculative investment involving a high degree of risk and represents that he has a net worth sufficient to bear the economic risk of his investment in the Partnership and to justify his investing in a highly speculative venture such as the Partnership.

ARTICLE XI

TRANSFER OF INTERESTS IN THE PARTNERSHIP

Section 11.1 In General. Subject to the rights of first refusal granted to the General Partner, the Partnership and the Limited Partners below, a Limited Partner may sell, assign or otherwise transfer any or all of the Units owned by him; provided, however, that:

(a) such Limited Partner shall not sell, assign or otherwise transfer any Unit unless the sale, assignment or transfer is made to an individual who is a resident of the State of New Hampshire or a corporation, partnership, trust or similar entity which is qualified to do business in the State of New Hampshire;

(b) such Limited Partner and his purchaser, assignee or transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner; and

(c) such Limited Partner pays the Partnership a transfer fee which is sufficient to pay all reasonable expenses of the Partnership and the General Partner in connection with such transaction;

provided, further, that such purchaser, assignee, or transferee shall not become a substituted Limited Partner within the meaning of the Act unless the General Partner consents in writing to such person becoming a substituted Limited Partner, which consent may be given or withheld, in the sole discretion of the General Partner. Neither the Partnership nor the General Partner shall recognize or be bound by any We, assignment or transfer of any Unit unless the General Partner consents to such We, assignment or transfer in writing. The General Partner will not consent to any sale, assignment or transfer of any Unit or to the admission of any person as a substituted Limited Partner if, in its opinion, such consent and substitution would result in the Partnership’s being treated for Federal income tax purposes as an association taxable as a corporation, would result in a termination of the Partnership within the meaning of the Code, or would constitute a violation of any applicable Federal or state law pertaining to securities regulation.

Notwithstanding the foregoing, each Limited Partner agrees that at least 60 days prior to any sale, assignment or transfer (by operation of law or otherwise) of any Unit by him, such Limited Partner will give written notice thereof to the General Partner and all Limited Partners, including the name of the proposed purchaser, assignee or transferee and all of the terms, conditions and other material details of such proposed sale, assignment or transfer. The General Partner shall have a right of first refusal for its own account for 30 days after receipt by the General Partner of such written notice in which to elect to consummate such sale, transfer or assignment itself pursuant to the same terms, conditions and material details set forth in such notice. If the General Partner does so purchase the Unit, it may resell such Unit, at any time, on whatever terms and conditions it deems appropriate, without regard to the rights of first refusal set forth herein. If the General Partner fails to consummate the transaction during such 30-day period, the Partnership shall then have 10 days in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details. If the Partnership does so purchase the Unit, it may resell such Unit, at any time, on whatever terms and conditions it deems appropriate, without regard to the rights of first refusal set forth herein. If the Partnership fails to consummate the transaction during such 10-day period, the General Partner shall give written notice of such failure within two days of the expiration of the above 40-day period to all the Limited Partners. The Limited Partners shall then have 20 days from the end of the 40-day period in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details in proportion to the pro rata Limited Partnership Interests of the Limited Partners participating in such purchase. If any Limited Partner does so purchase the Unit, such Limited Partner may resell such Unit only in accordance with the provisions of this Section 11.1. If none of the General Partner, the Partnership or the other Limited Partners consummate the transaction during such 60-day period, the selling Limited Partner shall then have 30 days in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details and to such named purchaser. If the Limited Partner shall not consummate the sale, transfer or assignment during such 30-day period, such Unit shall again be subject to the rights of first refusal contained herein.

Section 11.2 Substituted Limited Partners. If none of the General Partner, the Partnership or the Limited Partners exercise their rights of first refusal and the General Partner consents to the admission of a Person as a substituted Limited Partner within the meaning of the Act, and such Person:

(a) elects to become a substituted Limited Partner by delivering a written notice of such election to the General Partner;

(b) executes and acknowledges such other instruments as the General Partner may deem necessary or advisable to effect the admission of such Person as a substituted Limited Partner, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and

(c) pays a transfer fee to the Partnership which is sufficient to cover all reasonable expenses connected with the admission of such Person as a substituted Limited Partner within the meaning of the Act, including, without limitation, the cost of preparing, printing and filing for record an amendment to the Certificate in accordance with the Act;

then the General Partner shall amend the Certificate in accordance with the provisions of the Act and shall take all other steps which, in the opinion of the General Partner, are reasonably necessary to admit such person as a substituted Limited Partner under the Act. The General Partner shall file an amendment to the Certificate as required by the Act to effect the admission of a substituted Limited Partner not later than 30 days following compliance with the conditions of this Section 11.2. Such Person shall thereupon become a substituted Limited Partner within the meaning of the Act.

Section 11.3 Purchase of Units by the General Partner. The General Partner may acquire one or more Units owned by, or reserved for, Limited Partners, and, if with respect to such additional Unit or Units the General Partner becomes a Limited Partner within the meaning of the Act, the General Partner shall, with respect to such Unit or Units, enjoy all the rights and be subject to all the obligations and duties of a Limited Partner. Any Limited

Partnership Interest owned by the General Partner may be sold, in whole or in part, by the General Partner, on whatever terms and conditions it deems appropriate, without regard to the rights of first refusal set forth in Section 11.1 hereof.

Section 11.4 Involuntary Transfer of Partner’s Interest. (a) If any Limited Partner, or substantially all of the Persons who are members, partners or shareholders of a Limited Partner which is not an individual, shall be adjudicated a bankrupt or make a general assignment for the benefit of creditors or take the benefit of any insolvency act, or if a permanent receiver or trustee in bankruptcy be appointed for any such Limited Partner’s property, or if a temporary receiver be appointed for any Limited Partner and such appointment is not vacated or set aside within 60 days from the date of such appointment, or if any Limited Partner, or a Person who is a member, partner or shareholder of a Limited Partner which is not an individual, violates Sections 17.2, 17.3 or 17.4 of this Agreement, or in the event of any involuntary transfer of a Limited Partner’s interest, or any attempted transfer or other devolution of the interest of any Limited Partner in the Partnership except as specifically provided herein, then such Limited Partner shall become a “defaulting Partner” (which term as used herein shall include any successor to or assignee of the defaulting Partner).

(b) The General Partner may cause the Partnership to purchase the Limited Partnership Interest of a defaulting Partner of the Partnership at the prices and upon the terms specified in Section 11.5 below at a closing which shall be held at the principal office of the Partnership within 120 days following the giving of written notice to the defaulting Partner of the election to purchase such Partner’s Limited Partnership Interest after receiving appropriate releases and satisfactions.

Section 11.5 Purchase Price of Defaulting Partner’s Interest. If the General Partner shall elect to cause the Partnership to purchase the Limited Partnership Interest of a defaulting Partner pursuant to Section 11.4 above, the purchase price shall equal the value of said Limited Partnership Interest determined as follows:

(a) The Net Income per Unit of the defaulting Partner from the Partnership as shown upon Schedule K-l “Partner’s Share of Income, Credit, Deduction, Etc.” applicable to the Partnership for the immediately preceding fiscal year of the Partnership (“Net Income”) multiplied by 1.5; provided, however, if a defaulting Partner has been a Partner for a period of at least five years, such multiplier shall be 3; provided, further, that any Limited Partner in default because of a violation of Sections 17.2, 17.3 or 17.4 of this Agreement shall only receive an amount equal to the lower of the above purchase price or the net book value of his Limited Partnership Interest.

(b) To the extent not previously taken into account pursuant to this Section 11.5, the purchase price shall be reduced by the amount of any obligation then due the Partnership by the defaulting Partner (all obligations of the defaulting Partner shall become immediately due and payable immediately preceding liquidation of the defaulting Partner’s interest), and the excess (if any) of such obligations over the value of such Partner’s interest shall be immediately due and payable to the Partnership by such Partner.

(c) At the closing of the transfer of the Limited Partnership Interest, the Partnership shall pay in cash to the defaulting Partner 20% of the purchase price (net after reduction for any obligations owed by the Partner to the Partnership as above provided), and the balance of the purchase price shall be evidenced by the Partnership’s non-negotiable promissory note payable in eight approximately equal quarterly installments of principal, the first of which installments shall be due and payable three months after the closing, with the remainder being due and payable serially each three months thereafter. The unpaid balance shall bear interest at a rate equal to the lower of (x) the prime rate of Citibank, NA, New York, New York on the date of closing, or (y) 8% per annum, payable quarterly with each installment of principal. The note shall contain provisions for (i) the acceleration of the entire unpaid balance of principal and accrued interest at the option of the holder in the event of default in payment of any principal or interest when due, (ii) the payment of reasonable attorneys’ fees in the event of default, (iii) the prepayment of all or part of the unpaid principal (any prepayment being first applied to then accrued interest), and (iv) no prepayment during the taxable year in which the liquidation of the Limited Partnership Interest occurs.

(d) All determinations and allocations required under this Section 11.5 shall be made by the Partnership’s Accountants and any such determination or allocation so made shall be binding on all parties. For the purpose of the computations required in determining the defaulting Partner’s Limited Partnership Interest, the books of the Partnership and its Affiliates shall be accepted as correct.

(e) No payment other than those specifically provided for herein shall be due or payable with respect to the interest of the defaulting Partner. Any debt due by the Partnership to the defaulting Partner shall be payable according to its terms.

Section 11.6 Repurchase of Units from Initial Limited Partner . In the event that the Initial Limited Partner shall desire to terminate its interest in the Partnership, the General Partner and the Initial Limited Partner shall negotiate in good faith to ascertain a fair market price for the repurchase of the Units held by the Initial Limited Partner by the Partnership, or the purchase thereof by the General Partner.

ARTICLE XII

RESIGNATION OF THE GENERAL PARTNER

Section 12.1 Resignation of the General Partner. The General Partner may resign as such by written notice given in accordance with Section 12.2 of this Agreement.

Section 12.2 Notice of Resignations. Written notice of the resignation of the General Partner shall be given by the General Partner to the Limited Partners. Such notice shall set forth the day upon which the resignation is to become effective, which date shall not be less than 120 days after such notice is given to the parties being notified.

Section 12.3 Liability of the General Partner after Resignation. If the General Partner resigns in accordance with the provisions of this Agreement, its liability as a general partner for events subsequent to the effective date of resignation shall cease and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability; provided, however, that the General Partner shall remain the General Partner of the Partnership for purposes of the winding up of the Partnership pursuant to Section 13.2 of this Agreement. Upon resignation, the General Partner shall receive its original Capital Contribution, the payment of any indebtedness of the Partnership owed it, plus any unpaid Available Cash Flow allocated to its capital account and its share of any Sale Proceeds as provided in Section 8.4 hereof up to the date of resignation.

ARTICLE XIII

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

Section 13.1 Dissolution of the Partnership. The resignation of the General Partner shall cause a dissolution of the Partnership. The Partnership shall also be dissolved upon (a) the final judgment by a court having jurisdiction over the General Partner adjudicating the General Partner to be bankrupt, or (b) the expiration of the term of the Partnership. In no event shall the death of any Limited Partner result in dissolution of the Partnership.

Section 13.2 Winding Up of the Partnership. Upon the dissolution of the Partnership, the General Partner shall take full account of the Partnership’s assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed as provided in the Act; provided, however, that after payment of all Partnership debts, obligations and liabilities, there shall be distributed to each Partner the balance in his capital account, and the retraining assets of the Partnership, if any, shall be distributed according to the Partners’ share of profit and loss of the Partnership.

ARTICLE XIV

BOOKS OF ACCOUNT, ACCOUNTING, REPORTS,

FISCAL YEAR, BANKING AND TAX ELECTION

Section 14.1 Books of Account. The Partnership’s books and records (including a current list of the names and addresses of all Limited Partners) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the Partnership in Birmingham, Alabama and each Partner shall have access thereto at all reasonable times. The books and records shall be kept by the General Partner using an appropriate method of accounting consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. The General Partner shall also keep adequate Federal income tax records using an appropriate method of accounting on a basis consistently applied. Each Limited Partner hereby designates the General Partner to maintain the list required under Section 6112 of the Code and agrees to submit to the General Partner the name, address and social security or taxpayer identification number of a transferee of the Limited Partner and the date of transfer of the Unit or Units so transferred.

Section 14.2 Financial Reports. The Partnership will send the following reports to each Person who was a Partner during the period covered by such report:

(a) A report within 90 days after the end of each of the Partnership’s fiscal years containing all information necessary for the preparation of the Partner’s Federal income tax return;

(b) An annual report within 90 days after the end of each of the Partnership’s fiscal years containing: (i) a balance sheet as of the end of the fiscal year, a statement of income, partners’ equity and changes in financial position and a cash flow statement for the year then ended, all of which, except for the cash flow statement, shall be prepared in accordance with generally accepted accounting principles, and (ii) a report of the activities of the Partnership during the period covered by the report. Such report will set forth distributions to the Limited Partners for the period covered thereby, and shall separately identify distributions from Available Cash Flow during the period, amounts which had been held as reserves and proceeds from disposition or sublease of assets, if any. The report shall also include a detailed statement of any transaction with the General Partner of the Partnership or its Affiliates and of commissions, compensation and other benefits paid, or accrued to such General Partner or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed; and

(c) Periodic financial statements, no less than quarter annually, on the operations of the Partnership.

Section 14.3 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

Section 14.4 Banking. All funds of the partnership shall be initially deposited in a separate bank account or accounts or in an account or accounts of a savings and loan association as shall be determined by the General Partner, but such funds may be invested as provided in Section 9.1(h) of this Agreement.

Section 14.5 Tax Election. Upon the transfer of an interest in the Partnership or in the event of a distribution of the Partnership’s property, the Partnership may elect, but is not required to elect, pursuant to Section 754 of the Code to adjust the basis of the Partnership’s property as allowed by Sections 734(b) and 743(b) thereof. The General Partner shall have the sole authority and discretion to make such an election. There shall be no requirement that the General Partner make such an election.

Section 14.6 Tax Returns. The General Partner shall, for each fiscal year, file on behalf of the Partnership with the Internal Revenue Service a Partnership Return within the time prescribed by law (including any extensions) for such filing. The General Partner shall also file on behalf of the Partnership such state and/or local income tax returns as may be required by law.

Section 14.7 Special Provisions with Respect to Initial Limited Partner. With respect to the Initial Limited Partner only, the provisions of Section 17.4 shall be deemed to control over the foregoing sections 14.1 and 14.2.

ARTICLE XV

POWER OF ATTORNEY

Section 15.1 Appointment of Attorney-In-Fact. Each Limited Partner hereby makes, constitutes and appoints the General Partner and any officer thereof with full power of substitution and resubstitution, his agent and attorney-in fact to sign, execute, certify, acknowledge and file for record the Certificate as required by the Act, and to sign, execute, certify, acknowledge and file for record any other instruments which may be required of the Partnership or of the Limited Partners by law, including, but not limited to, amendments to or cancellations of the Certificate and specifically including the amendments to the Agreement and the Certificate admitting Limited Partners to the Partnership as Limited Partners. Each Limited Partner authorizes such attorney-in fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Limited Partner were himself personally present and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Section 15.2 Effect of Power. The power of attorney pursuant to Section 15.1 of this Agreement:

(a) is a special power of attorney, coupled with an interest, is irrevocable, and shall survive the death, insanity, or incapacity of the granting Limited Partner.

(b) may be exercised by such attorney-in-fact for each Limited Partner by listing or describing the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact as attorney-in-fact for all of them; and

(c) shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of his interest is the Partnership, except that where the purchaser, transferee or assignee thereof is to be admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such attorney-in-fact to sign, execute, certify, acknowledge, and file any such agreement, certificate, instrument, or document necessary to effect such substitution.

ARTICLE XVI

MEETINGS AND MEANS OF VOTING

Meetings of the Partners may be called by the General Partner, or Limited Partners holding an aggregate Limited Partnership Percentage of at least 25% for any matter. The General Partner shall call a meeting of the Partners to be held not later than 60 days following the receipt by the General Partner of any notice of adjustments of Partnership income or expenses issued by the Internal Revenue Service in connection with an audit of any Partnership Return, such meeting to determine the appropriate action to be taken, including without limitation, the forum of any litigation contesting the notice. The notice of any meeting called under this Article XVI shall state the nature of the business to be transacted. Notice of any such meeting shall be delivered by the General Partner within ten days of its calling to all Partners in the manner prescribed in Section 17.1 of this Agreement and such meeting shall be held not less than 15 days nor more than 60 days after such notice. Partners may vote in person or by proxy at any such meeting. Any matters presented to the Limited Partners for their vote shall be determined by Limited Partners holding 50% of the aggregate Limited Partnership Percentage or such greater Limited Partnership Percentage as is required herein or under the Act. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in writing in accordance with the procedure for obtaining written votes prescribed in Section 17.8 of this Agreement.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Notice. Except as otherwise specifically provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of the Agreement shall be duly given if delivered in writing personally to the person to whom it is directed, or if sent by United States certified mail return receipt requested or overnight express, as follows: if to the General Partner, at its address set forth in Section 5.1 of this Agreement or to such other address as the General Partner may from time to time specify by written notice to the Limited Partners pursuant to this Section 17.1, and if to a Limited Partner, at such Limited Partner’s address set forth in Appendix A hereto, or to such other address as such Limited Partner may from time to time specify by written notice to the General Partner and all other Limited Partners pursuant to this Section 17.1. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or as of the date on which the same was received, or in the event delivery is refused, the date such was deposited in the United States mail or with the overnight express company, postage prepaid, addressed and sent as aforesaid.

Section 17.2 Non-Competition of Limited Partners. Without the express prior written consent of the General Partner, no Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, shall, directly or indirectly, be an officer, director, contractor or employee or consultant of or have any direct or indirect ownership interest in any business or entity competing with the Partnership, the General Partner or any Affiliate of the General Partner in the development, management or operation of an inpatient rehabilitation business within the Metropolitan Area of Concord, New Hampshire, so long as such Person is a Limited Partner of the Partnership and for two years from the date such Limited Partner ceases to be a Partner of the Partnership; provided, however, that no Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, shall be prevented from holding any position which does not compete with the rehabilitation business of the Partnership on the medical staff of any acute-care hospital. This provision shall not be construed to restrict any Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, from being able to personally perform outpatient care in his office or in any other location he may desire at any time, nor shall this provision restrict any Limited Partner or other Person from referring patients to any business which may compete with the Partnership. Further, it is expressly acknowledged and agreed that certain shareholders or affiliates of the Initial Limited Partner have an ownership interest in Neuro-Rehab Associates, Inc. d/b/a Northeast Rehab Hospital (“Northeast”) and the provisions of this Section 17.2 shall not be construed to prohibit or restrict activities of members, partners, shareholders or affiliates of the Initial Limited Partner with respect to Northeast’s operations or activities, whether existing now or in the future. The provisions of this Section 17.2 shall not apply to the General Partner if the General Partner shall be the owner of a Limited Partnership Interest.

Section 17.3 Employees of the General Partner or the Center. Without the express prior written consent of the General Partner, no Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, during the term of this Agreement, and for a period of two years after such Person ceases to be a Limited Partner, will, directly or indirectly, hire, contract with or be in any way associated with any employee or former employee of the General Partner or the Center or any of their Affiliates. Each Limited Partner agrees that the hiring of any such employee or any attempt to induce any such employee to terminate his or her employment with the General Partner, the Center or any of the Affiliates shall be a breach of this restrictive covenant and shall entitle the aggrieved party to injunctive relief without necessity of bond, all in addition to any other rights to which such aggrieved party is entitled. The provisions of this Section 17.3 shall not apply to the General Partner if the General Partner shall be the owner of a Limited Partnership Interest.

Section 17.4 Confidential Information. (a) At no time during the term of this Agreement or after the date that this Agreement shall terminate shall any Limited Partner, or any Person who is a member, partner or shareholder of a Limited Partner which is not an individual, disclose to anyone any confidential or secret information concerning (a) the business, patients, affairs or operations, (b) any trade secrets, new product developments, special or unique processes or methods, or (c) any marketing, sales, advertising or other concepts or plans, of the General Partner, the Center or any of their subsidiaries or Affiliates. Each Limited Partner hereby acknowledges that in the event that he or any of his partners, employees or agents engage in activities within the limitations of this Section 17.4, money damages alone shall be an inadequate remedy, and such Limited Partner agrees that the aggrieved party shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of the Limited Partner’s obligation to such party hereunder. The provisions of this Section 17.4 shall not apply to the General Partner if the General Partner shall be the owner of a Limited Partnership Interest.

(b) Subject to the provisions of Section 17.4(c) below, it is agreed by all parties hereto that the Initial Limited Partner (or its members, partners, shareholders or affiliates) shall not be deemed to be in violation of Section 17.4(a) above as a result of activities and actions of Northeast, inasmuch as those are beyond the control of the Initial Limited Partner and its members, partners, shareholders and affiliates.

(c) The Initial Limited Partner, on behalf of itself and its members, partners, shareholders and affiliates, hereby waives any and all rights to receive any information concerning the Partnership, the Center and the business, financial condition, operations and plans of either thereof, other than the right to receive a copy of the Partnership Return and other tax returns filed pursuant to Section 14.6 and the report specified in Section 14.2(a). This waiver is intended to encompass a waiver of all rights to receive information granted under Article XIV or other provisions of this Agreement, under the Act, and under any other applicable statutes, rules or regulations. The General Partner agrees to use its best efforts to ensure that the Initial Limited Partner does not receive any such information. In the event that, notwithstanding the foregoing waiver, the Initial Limited Partner shall request or demand, whether by action at law or in equity or otherwise, any information other than the aforesaid tax returns and report, the provisions of Section 17.4(a) above shall apply to any of the requested or demanded information that is given to the Initial Limited Partner, without regard to Sections 17.4(b) and 17.4(c). Any such request or demand by the Initial Limited Partner shall be in writing, and any information disclosed by the General Partner pursuant to such a request or demand shall be identified in writing by the General Partner as confidential information subject to the provisions of Section 17.4(a).

Section 17.5 Additional Facilities. The General Partner shall be permitted to manage or own additional rehabilitation facilities in the Metropolitan Area of Concord, New Hampshire and elsewhere.

Section 17.6 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

Section 17.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 17.8 Amendments. Amendments to this Agreement may be proposed by the General Partner. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment and may include in any such submission its recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Limited Partners on the proposed amendment or shall call a meeting of the Partners pursuant to Article XVI of this Agreement to vote thereon and to transact any other business permitted by the Act to be transacted by the Limited Partners that they may deem appropriate. For purposes of obtaining a written vote, the General Partner may require response within a specified time, but not less than 30 days, and failure to respond in such time shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. A proposed amendment shall be adopted and effective as an amendment to this Agreement if it receives the affirmative vote of the General Partner and the Limited Partners holding 50% of the aggregate Limited Partnership Percentage or such greater Limited Partnership Percentage as is required under the Act.

Section 17.9 Right to Rely Upon the Authority of the General Partner. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of the Center or any other property of the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Partnership affecting the same.

Section 17.10 Governing Law. The laws of the State of Alabama shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

Section 17.11 Waiver of Action for Partition. Each Partner irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain any action for partition with respect to any of the assets of the Partnership.

Section 17.12 Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.

Section 17.13 Parties in Interest. Except as provided in Article XI of this Agreement, this Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, assigns, Legal representatives, executors and administrators.

Section 17.14 Construction of Pronouns. The feminine or neuter of the words “he”, “his” and “him” used herein shall be automatically deemed to have been substituted for such words where appropriate to the particular Limited Partner executing this Agreement.

Section 17.15 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

GENERAL PARTNER

HEALTHSOUTH Rehabilitation Corporation, General Partner

By:	Richard M. Scrushy
Richard M. Scrushy,
Chairman of the Board, President and Chief Executive Officer

INITIAL LIMITED PARTNER

REHAB ASSOCIATES OF NEW ENGLAND

By	Merrimack Valley Rehab of N.H., Inc.,
General Partner

By:
Howard Gardner,
President

APPENDIX A

to the

Agreement of Limited Partnership of

HEALTHSOUTH Rehabilitation Center

of New Hampshire, Ltd.

GENERAL PARTNER

Name	Mailing Address	General Partnership Interest
HEALTHSOUTH Rehabilitation Corporation	Two Perimeter Park South, Birmingham, Alabama 36243	95%

INITIAL LIMITED PARTNER

Name	Mailing Address	Capital Contribution	Number of Units	Social Security or Taxpayer Identification Number
Rehab Associates of New England	220 Sutton Street North Andover, MA 01845	$ -0-	5